Exhibit 10.10

AMENDMENT TO AND RESTATEMENT OF THE PAYMENT API USE AGREEMENT

BANCO ORIGINAL S.A., with its principal place of business in São Paulo, SP, at Rua Porto União, 295, Postal Code 04568-020, enrolled with the National Corporate Taxpayers’ Register (CNPJ) under No. 92.894.922/0001-08, herein represented pursuant to its By-Laws, by its undersigned officers, hereinafter referred to simply as “Original”; and

PICPAY SERVIÇOS S.A., a joint-stock company, with its principal place of business at Avenida Manuel Bandeira, 291, Atlas Office Park condominium, block A, 1st floor (offices 22 and 23), 2nd and 3rd floors, block B, 3rd floor (offices 43 and 44), Vila Leopoldina, São Paulo, SP, Postal Code 05.317-020, enrolled with the CNPJ/ME under No. 22.896.431/0001-10, hereinafter individually referred to as “PicPay”; and jointly with Original referred to as “Parties” and separately and indistinctly as “Party”.

WHEREAS:

i.	PicPay is Original’s banking correspondent and provides services of receipts and payments of any nature;
ii.	To provide these services, PicPay needs to have access to Original’s Application Programming Interface (“API”) as a means of electronic communication between PicPay’s and Original’s information technology systems.
iii.	On October 1st, 2018, the Parties entered into the “Payment API Use Agreement” (“Agreement”), as amended by means of its 1st Amendment, dated October 1st, 2020;
iv.	The Parties wish to restate the provisions of the Agreement into a single instrument.

NOW, THEREFORE, the Parties, by mutual and common agreement, sign this Amendment to and Restatement of the Agreement (“Restated Agreement”), which shall be governed by the following clauses and conditions.

SECTION ONE – SUBJECT MATTER

1.1 The subject matter of this Agreement is to establish the terms and conditions of use of Original’s API PAG (PAYMENT API), API SALDO/EXTRATO (BALANCE/STATEMENT API), API TED ENVIO (WIRE TRANSFER API), API APTIDÃO DE CRÉDITO (CREDIT WORTHINESS API) and API JORNADA DE EMPRÉSTIMO (LOAN API) by PicPay (jointly, simply “API”).

1.2 PAYMENT API is the Application Programming Interface made available by Original to PicPay, the use of which allows access to the payment slip and consumer bill payment service by PicPay users through the PicPay Application.

1.3. WIRE TRANSFER API means the Application Programming Interface, made available by Original to PicPay, the use of which allows the transfer of amounts between accounts by PicPay users through the PicPay Application.

1.4. BALANCE/STATEMENT API means the Application Programming Interface, made available by Original to PicPay, the use of which makes it possible to consult the following checking account information held by PicPay with Original: (i) account balance; and (ii) account statement in a given period.

1.5. CREDIT WORTHINESS API means the Application Programming Interface, made available by Original to PicPay, the use of which allows analysis of the Individual Taxpayer Registry (CPF) to confirm if the individual is creditworthy or not, considering the credit behavior of this CPF.

1.6. PAYMENT SLIP ISSUE API means the Application Programming Interface, made available by Original to PicPay, the use of which grants access to the service of issuance of bar codes and registration of the respective code in the Interbank Payment House (CIP).

1.7. WIRE TRANSFER RECEIPT API means the Application Programming Interface, made available by Original to PicPay, the use of which makes it possible to access the service of notice of transfer of amounts to the PicPay account held with Original.

1.8. LOAN API means the Application Programming Interface, made available by Original to PicPay, the use of which allows the exchange of information between the Parties about the extension of credit by Original offered by PicPay to its users, through the Application.

1.9. The commercial provisions on each of the API’s are set forth in the Exhibits to this Agreement, it being understood that Exhibit I refers to PAYMENT API, Exhibit II refers to WIRE TRANSFER API, Exhibit III refers to BALANCE/STATEMENT API, Exhibit IV refers to CREDIT WORTHINESS API, Exhibit V refers to the PAYMENT SLIP API, Exhibit VI refers to WIRE TRANSFER RECEIPT API and Exhibit VII refers to the LOAN API.

SECTION TWO - USE OF APIs

2.1 By this Agreement, Original grants PicPay a limited, temporary, revocable, non-exclusive, non-transferable license to access, copy and use the (i) PAYMENT API, for the specific purpose of accessing the payment slip and consumer account services; (ii) WIRE TRANSFER API, with the specific purpose of accessing the service of transfers of amounts; (iii) BALANCE/STATEMENT API, with the specific purpose of consulting the following information on the checking account held by PicPay with Original: (a) account balance; and (b) account statement in a given period; (iv) CREDIT WORTHINESS API, with the specific purpose of accessing the service involving analysis of the credit worthiness or not; (v) PAYMENT SLIP API, with the specific purpose of accessing the service of issuance of bar codes and registration of the respective code at CIP; (vi) WIRE TRANSFER RECEIPT API, with the specific purpose of accessing the service of notice of the receipt of transfer of amounts to the PicPay account held with Original and; (vii) LOAN API, with the specific purpose of enabling the exchange of information between the Parties in respect to the extension of credit granted by Original offered by PicPay to its users through the Application.

2.2. Original may, at any time, at its sole discretion and without PicPay, any user or third parties having the right to indemnification of any kind, suspend, deny, limit, price or modify the right of access and/or change the technical specifications of the API. For that purpose, Original shall inform PicPay sixty (60) days in advance.

2.3. PicPay is aware that the use of the API is subject to the security policies and procedures approved by Original, which include, without limitation, the procedures for generating and using credentials, which shall be granted strict confidential treatment and which may be changed by Original at any time, by means of a thirty- (30)-day prior notice to PicPay, including for improvements and/or new features of the API.

2.4. PicPay may not:

A.	modify, avoid or disable any API element, API content and/or API service or any element of its security and access devices;
B.	disrupt, interfere with, or intentionally cause an adverse effect in the access to or use of the API, API content and/or API service;
C.	breach, in any way, intellectual property rights of Original or third parties;
D.	employ software, techniques and/or devices in order to misuse the API, API content or API service or transmit or introduce viruses, worms, Trojan horses or other malicious, contaminating and/or destructive software through PicPay’s application/website/platform or during use thereof;
E.	use the API, API content, API service or PicPay’s application/website/platform for the purpose of enabling, directly or indirectly, the commission of misdemeanors, fraudulent or illegal acts of any nature or acts contrary to morals and good customs;
F.	use a robot or any other automated information search engine to extract or index, wholly or in part, the API data, API content and/or API service, for any purpose not authorized by the user; and
G.	obtain or attempt to gain unauthorized access to other systems or computer networks connected to Original’s services.

2.5. PicPay is aware that the API content and services (i) have no warranty, express or implied, of operation, accuracy, uninterrupted or error-free operation, suitability for a specific purpose, security, stability, compatibility with others technological resources, availability or performance; and (ii) that the risks arising from use thereof are entirely its responsibility. PicPay is solely responsible for the application it has developed, its operation, use and results, and also for providing technical assistance or maintenance to the respective users.

2.6. Original may, at its sole discretion, modify the API features, content or services. The amendments shall be notified to PicPay reasonably in advance, in a manner that is compatible with the complexity of the modifications, in order to allow PicPay to adjust within a maximum period of thirty (30) days.

2.7. Original has the right to limit the API access and/or use according to the criteria and means it may deem appropriate, limit calls or the frequency of access and use, quantity and/or type of access requested, type of applications, functions or data, provided that such criteria are informed to PicPay at least thirty (30) days in advance.

2.8  Original is authorized to use any tracking mechanisms that allow it to audit, verify and monitor the API access and use by PicPay. The audits to be carried out by Original may, at its discretion, include the request for documents and information, in addition to visits to PicPay’s facilities.

2.9 Original is hereby authorized to debit from the checking account held by PicPay kept in its custody the amounts of payments made using the API, at the exact time the API is used. In the event of insufficiency of funds in said account, the transaction will not be completed and the attempted payment shall not be counted for the purpose of transfer of the amounts provided for in the Exhibits to this Agreement.

2.10. PicPay shall (i) grant confidential treatment to its API system access passwords and prevent unauthorized third parties from using them; and (ii) exempt Original from any liability arising from any misuse of its passwords by any third parties.

2.11. Also, due to the inclusion of the BALANCE/STATEMENT API, WIRE TRANSFER API, CREDIT WORTHINESS API, PAYMENT SLIP API, WIRE TRANSFER RECEIPT API and LOAN API in the Agreement, the Parties mutually decide that all other mentions to PAYMENT API shall also be understood as: BALANCE/STATEMENT API, WIRE TRANSFER API, CREDIT WORTHINESS API, PAYMENT SLIP API, WIRE TRANSFER RECEIPT API and LOAN API.

SECTION THREE - OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES

3.1 With due regard for the limits and restrictions defined herein and the legal provisions applicable to beneficial businesses, such as the relationship established after execution of this Agreement, Original is responsible for making the PAYMENT API available to PicPay, always acting in accordance with the principles of honesty and good faith.

3.2  PicPay, in turn, is and shall remain solely liable for the Application that it has developed, for its proper functioning, for all costs of access, development, testing and maintenance, compliance with all applicable local, state, federal and international laws and regulations and for full compliance of all materials contained therein. Therefore, it is entirely and exclusively incumbent upon PicPay, among other duties and responsibilities:

a) to collect, in compliance with the applicable legal provisions and in accordance with a duly disclosed privacy policy, the information on users of its Application;

b) to obtain and store any and all authorizations required from users of its Application, pursuant to the provisions of the applicable laws;

c) to guarantee the accuracy, quality, integrity, updating, legality, reliability and relevance of the means of authentication and communication adopted and of the information provided to Original or disclosed to third parties through its Application;

d) to comply with agreements executed with third parties that, in some way, create requirements to be fulfilled for availability of the Application;

e) to observe the legal and/or contractual rights and prerogatives of Original, of the users or of third parties, in particular intellectual property and confidentiality rights;

f) to comply with the applicable law, including, without limitation, the consumer protection, intellectual property, confidentiality and personal data protection rules;

g) to carry out all transactions and be responsible for all expenses necessary to access, develop, test and maintain its Application;

h) to comply with any and all technical standards and rules applicable to its activities;

i) to be unlimitedly liable for all acts or omissions of its employees, agents, suppliers and/or subcontractors, as well as for all damage of any nature caused to Original, the users or third parties, as a result of the use of the Application;

j) to be liable for its obligations on the civil, tax, administrative, labor, social security, social and environmental levels, to ensure the resolution of the facts for which Original may be held liable, until the respective rights are barred by the statute of limitations or peremption, provided the facts that give cause to these obligations are exclusively attributable to PicPay;

k) to redress, within ten (10) days as from the notice sent to it by Original, the losses and damages of any nature caused to Original or to third parties as a result of the legal relationship established by means of this Agreement, including the losses arising from violation of intellectual property and confidentiality rights, provided that the facts that give rise to these obligations be exclusively attributable to PicPay. The amount of losses and damages, which shall include costs and attorneys’ fees, shall be updated based on the variation in the General Market Price Index (IGP-M) disclosed by the Getúlio Vargas Foundation, from the date of the harmful event to the date of the redress and increased, in the event of late payment, by a ten percent- (10%)-fine and late payment interest at the rate of one percent (1%) per month.

3.3. PicPay agrees to (i) grant confidential treatment to its API system access passwords and to prevent unauthorized third parties from using them; and (ii) exempt Original from any liability arising from any misuse of its passwords by any third parties.

SECTION FOUR - LIMITATION OF LIABILITY

4.1  Original shall not be liable, under any circumstances:

a) For the Service or products offered through the PicPay Application;

b) For any losses suffered by PicPay, by its users or third parties due to the use of the PicPay Application; and

c) For damages caused by harmful programs, such as viruses, Trojans and hackers.

4.1.1 Original’s exclusion of liability does not apply if the liability results from a fact attributable to Original itself.

4.2 Without prejudice to the other provisions set forth in this Agreement, in the event that Original is held liable for the payment of any indemnification to PicPay, such indemnification shall be limited to the total amount transferred by Original to PicPay based on this Agreement. The same applies to PicPay.

SECTION FIVE - CONSIDERATION

5.1 The consideration due to the use of the API is provided for in the exhibits to this Agreement.

5.2 It is hereby established that late payment of the amounts provided for in the Exhibits to the Agreement, by any of the Parties, shall result in the levy late payment interest at the rate of one percent (1%) per month, calculated on a pro rata die basis, plus a fine of two percent (2%) on the amount of the overdue debt.

5.3 Each Party is responsible for any and all taxes or contributions, whether currently existing or which may be created in the future, levied on the subject matter of this Agreement or on the performance of its other obligations, as the case may be, and in compliance with the provisions of the applicable laws.

5.4 Each Party, whenever it is the taxpayer, shall deduct from the payments it makes and pay the taxes and contributions it is required to pay under the applicable law.

5.5 In the event that PicPay has overdue debts to Original arising from obligations under this Agreement and/or other contractual relationships between the Parties, PicPay hereby authorizes that said amounts be offset against amounts receivable from Original under this Agreement.

SECTION SIX - TERM AND TERMINATION OF THE AGREEMENT

6.1	This Agreement shall be effective from the date of its signature, for an indefinite term.

6.2 Either Party may, at any time, upon a ninety- (90)-day prior written notice, terminate this Agreement, regardless of the reason and without the payment of a fine or any type of penalty.

6.3 The Agreement may be terminated, at the non-defaulting Party’s discretion:

(i) upon written notice, in the event of breach of contractual or statutory provision by one of the Parties that is not cured within ten (10) consecutive days as from receipt of written notice sent by the non-defaulting Party;

(ii) regardless of notice, in the events of filing for judicial or extrajudicial reorganization of any of the Parties or for judicial or extrajudicial liquidation, dissolution or bankruptcy of any of the Parties;

(iii) noncompliance with any obligations related to anticorruption rules.

6.4 In any event of regular or early termination of this Agreement, the Parties shall comply with the following specific obligations:

(i) The Parties shall cease the provision of the Service on the agreed date;

(ii) Subject to the provisions of Section 6 below, the Parties shall return or destroy all assets, documents, files, databases and records in any format, whether physical or digital, of any nature, which have been used within the scope of the provision of the Service.

6.5 The Parties agree that in the event of a significant change in their controlling interest, the other Party may, at its discretion, request the return or destruction of all its information, files and database, as per item 6.4, which shall be complied within sixty (60) days.

6.6 Penalty. Without prejudice to the provisions of this section, in the event of noncompliance with the provisions of this Agreement, wholly or in part, and except if there is a specific penalty, the Parties shall be subject to a non-compensatory fine of ten percent (10%) of the price of this Agreement, to be paid within five (5) days as from the communication made by the other Party, without prejudice to other penalties provided for in this Agreement and any indemnification.

SECTION SEVEN – REPRESENTATIONS AND WARRANTIES

7.1 PicPay represents and warrants that: (i) it is technically and legally qualified to access and use Original’s PAYMENT API, for the purpose of using it in its Application; (ii) it has not and will not perform acts that could harm the rights and interests on PAYMENT API, the API Content and the API services; (iii) it will comply with the provisions and conditions of this Agreement and other applicable documents; (iv) it will immediately inform Original of any abusive or suspicious, unauthorized or prohibited use of the PAYMENT API, API Content and/or API services by a third party; (v) it is not a politically exposed person (“PEP”); (vi) it is vested with all powers and authority to assume and fulfill the obligations set forth herein and to consummate the transactions contemplated herein; (vii) the formalization of this Agreement does not result in a breach of any third-party right, applicable law or regulation or, also, in any violation of rights or noncompliance with or default of any agreement, instrument or document to which it is a party; (viii) it carries out its activities in accordance with the applicable law and best market practices, especially those related to privacy, data protection, advertising and software; (ix) it will neither use nor allow the use of the Application to the benefit of any competitor of Original; (x) it will neither challenge nor prevent Original from analyzing, enabling or using similar applications developed by its own technical team and/or by third parties.

7.2  PicPay agrees not to store any of the data made available by its users to access the PAYMENT API service and to comply with all policies applicable to data security and confidentiality.

7.3. PicPay represents that:

A.	it holds all intellectual property rights on the Application;
B.	the use of the API in its Application shall not breach the intellectual property rights or any other third-party rights;
C.	it has the technical, financial and human resources required to perform the Agreement, and it also has the necessary know-how and experience;
D.	it will respect and grant strict confidential treatment to the data provided available in its Application; and
E.	it is solely liable for the secrecy and proper use of the API system access password.

SECTION EIGHT - INTELLECTUAL PROPERTY

8.1  The PAYMENT API, the API Content, the API services, trademarks, patents, application programs, databases, pre-existing materials of Original, as well as intellectual works of any kind or nature disclosed by it are and shall remain the full and exclusive ownership of Original. PicPay may not in any way use and/or modify these materials owned by Original or third-party intellectual property materials, in any medium and on any account, without the prior, express and written authorization from their respective owner.

8.1.1 The trademarks, patents, industrial designs, the Application, databases, pre-existing PicPay materials and/or any and all technologies or solutions produced as a result of the Application, including, for example, concepts, formulas and designs, know-how, layouts, software, source codes, technical documentation, models, ideas, tools and project management methodology, product and service development methodologies, information system methodologies, business plans, functionalities, documentation and characteristics of financial products and services and policies, as well as intellectual works of any kind or nature, are the full and exclusive property of PicPay.

8.1.2 Original represents that it has no copyright on any software or technological tool developed by PicPay for the Application, to achieve the subject matter of this Agreement.

8.2 PicPay shall in no event be granted access to the source code of the PAYMENT API, since the license granted covers only its object code.

8.3 PicPay represents that its Application does not infringe any intellectual property or personality rights, patents or trade secrets of Original or third parties, taking full responsibility for the losses resulting from any judicial or administrative proceedings based on violation of rights of the kind.

SECTION NINE - CONFIDENTIALITY

9.1 Throughout the entire term of effectiveness of this Agreement and for three (3) years after termination hereof, except for the events provided for in section 9.1.2, the Parties shall grant confidential treatment to this Agreement, the negotiations that preceded it, the execution hereof and all information it comes to obtain or to which it may be granted access as a result of the services, refraining from using it for any purpose other than for normal performance of this Agreement.

9.1.1 “Confidential Information” means any information or document from any Party, obtained or accessed by the Party, covering the personal data and operations of each Party’s customers, data of their employees, corporate data, economic and financial information, reports and strategic, technical, legal, accounting, operational, administrative, commercial, financial and economic analyses, as well as intellectual works and software owned by it, obtained by any means (whether orally or in writing, expressly or tacitly), which may be included in any documents, spreadsheets, programs, systems, photographs, reports, physical support, electronic means etc.

9.1.2 The term referred to in sub-item 9.1 is not applicable to information protected by bank or tax secrecy, and the confidentiality of such information must be observed by the Parties on a permanent basis.

9.2 All Confidential Information shall be kept in a safe place and with access restricted to the professionals of the Parties who need to access such information for provision of the services.

9.2.1  The Parties are prohibited from disclosing Confidential Information to third parties, unless there is prior and express consent from the legal representatives of the other Party.

9.3 The Parties agree to immediately inform the other Party of any breach of the confidentiality rules by any person, including unintentional or faulty breach of Confidential Information.

9.4 In case any of the Parties is required to disclose any Confidential Information due to an administrative or court order, it shall inform the other Party within twenty-four (24) hours, so that it can take the legal measures it may deem necessary.

9.4.1  In the event provided for in sub-item 9.4, if the Party discloses Confidential Information without informing the other Party, it shall be subject to the provisions of sub-item 9.6.

9.5 At any time and without prior notice, either Party may request the return of Confidential Information that is in the possession of the other Party, in which case the other Party must immediately return it or destroy it, and it is prohibited from keeping copies of any Confidential information.

9.5.1  The return or destruction referred to in sub-item 9.5 shall be documented in a statement signed by the Party, under the penalties of law, which shall contain all Confidential Information actually returned/destroyed and the statement that it does not have any copy of that information.

9.5.2  Even upon the return/destruction of any Confidential Information, the Party shall remain bound by the duty of confidentiality and other conditions set out in this Agreement, under penalty of application of the provisions of sub-item 9.6, in addition to other legal penalties.

9.6 Without prejudice to immediate termination hereof, noncompliance, by any of the Parties or by their representatives or agents, with any provision of this Agreement related to the security, use and disclosure of Confidential Information shall give rise to indemnification in an amount to be defined in Court.

9.6.1 In case it discloses any Confidential Information without the prior and express authorization of the other Party, the Party may be subject, without prejudice to the liability set forth in sub-item 9.6 and to criminal liability, to administrative sanctions imposed by the regulatory bodies (Central Bank of Brazil, Securities Commission etc.).

SECTION TEN - DATA SECURITY

10.1 All data obtained from the user’s account in the Application shall be confidentially and securely processed, in accordance with the stipulations of this Agreement.

10.2  PicPay will not use, store or copy the bank data of users obtained through the PAYMENT API for, but not limited to, any statistics, reports, analyses or any similar purpose, except for the purpose of transferring them to itself.

SECTION ELEVEN - LIABILITY FOR LAWSUITS

11.1 In the event that any user of the PicPay Application brings a lawsuit directly against Original, due to a failure in payment processing, PicPay shall be informed within three (3) days as from the date on which the process is served and agrees to provide all necessary information about the case to Original within forty-eight (48) hours, even if the lawsuit in question is filed after termination of this agreement.

11.1.1 In this case, if it is proven that the payment processing is due to PicPay’s exclusive fault, subject to the obligations contained in this agreement, Original retains the right of recourse against PicPay, as well as the right to full reimbursement for the expenses incurred with defense, fees, court costs and adverse award, without prejudice to the option of impleading PicPay.

11.2 In the event that any user of the PicPay Application demands it directly, and if PicPay is not responsible for the payment processing, PicPay may implead Original.

SECTION TWELVE - NOTICES BETWEEN THE PARTIES

12.1 If either Party wishes or is required to notify the other Party, such notice shall be sent to the following addressees/addresses:

By Original:	By PicPay:

Banco Original S.A. Address: Rua Porto União, 295, São Paulo/SP C/O André Correia Phone: 11 2565-3450 Email: andre.correia@original.com.br	PicPay Serviços SA Address: Avenida Manuel Bandeira, 291, bloco A, 1º andar (offices 22 e 23), São Paulo, SP C/O Legal Email: juridico@picpay.com

12.2 The notices referred to in subitem 12.1 may be delivered personally, with proof of receipt by the other Party, or transmitted by telegram, email with registration of receipt, posted by mail with acknowledgment of receipt or delivered via the Registry of Deeds and Documents. The notices shall be deemed duly complied with when delivered to the representatives and at the addresses mentioned above.

12.3  Considering that, in order to comply with this Agreement, information may be exchanged electronically, the Parties represent to acknowledge the validity of the information and data transmitted electronically and that, according to article 225 of the Civil Code, the mechanical or electronic reproductions of facts or of things make full proof thereof, if the party against whom they are shown does not challenge their accuracy.

12.4  The Parties may, as necessary, change their representatives and/or addresses for the purpose of receiving notices related to this Agreement, giving the other Party notice of such change, in writing, ten (10) days in advance.

SECTION THIRTEEN - LABOR ASPECT

13.1 In no event will this Agreement establish a labor relationship between PicPay’s and Original’s employees, or vice-versa, each of whom shall be responsible for any labor claims filed by their employees, representatives and other collaborators.

13.1.1  It is incumbent upon each of the Parties to assume exclusive and full responsibility for the recruitment, admission, management and inspection of the professionals designated by it for performance of the services, as well as for compliance with the corresponding labor, tax and social-security obligations.

13.1.2  The Parties shall formally appoint a duly qualified manager to coordinate the execution of the services, who shall be responsible for the services provided, as well as for providing the other Party with all necessary information about the works and the team under his or her management. Communications regarding the demands and services between the Parties shall be solely and exclusively made between the appointed managers.

13.1.3 The Parties represent that they are individually responsible for any kind of payment or indemnification claimed by their employees/agents, mainly with respect to labor claims and occupational accidents.

13.1.4  The responsibility of the Parties mentioned in the previous sub-items shall remain even in the event of acknowledgment of the employment relationship of any of its professionals with the other Party, for any reason.

13.2  The Parties agree to present the ither Party, upon request and at any time, within twenty-four (24) hours as from the respective request, proofs of payment of salaries, bonuses, payment of social-security contributions and deposits to the Unemployment Compensation Fund (FGTS), or other documents required by law, in relation to employees who have been designated to provide the services, in addition to data and information that clearly identify these professionals, the place and period of activity, as well as any other documents that demonstrate the legal qualification, financial health and tax compliance of the other Party.

13.3 In the event of acknowledgment of employment relationship between an employee or a third party linked to a Party vis-à-vis the other Party by the Labor Court, the latter shall fully reimburse the expenses that may be borne by the Party that is the Respondent in the labor claim.

13.4 In the case of 13.3, the Party shall acknowledge the debt as its own, crediting the respective amounts to the checking account indicated by the aggrieved Party within five (5) business days as from the request.

13.5  The Parties further agree to reimburse the other Party for any costs, fees, fines and procedural expenses it may have to incur as a result of the claims brought against it by personnel designated by it to provide the services.

13.6 The Parties may not, now or in the future, claim in court, to exempt themselves from their responsibilities, that the defense promoted by the other Party was imperfect or that the case has been unsatisfactorily monitored.

13.7 Each Party shall be responsible for paying the respective taxes of which they are taxpayers. If, by any legal provision, one of the Parties is responsible for paying any tax of which the other Party is the taxpayer, the amount shall be reimbursed by the debtor to the creditor within up to five (5) business days.

SECTION FOURTEEN - ASPECT RELATING TO THE ANTICORRUPTION LAW

14.1.  The Parties mutually, irrevocably and irreversibly represent that their directors, managers, employees, service providers, including their subcontractors and agents, fully understand and comply with the provisions of the Brazilian and international laws, regulations and normative provisions to which they are subject, the purpose of which is the fight against corruption, bribery and the practice of acts harmful to the Government.

14.2  For performance of this Agreement, neither Party may offer, give or undertake to give to anyone, or accept or commit to accept from anyone, either on their own account or by means of others, any payment, donation, compensation, financial or non-financial advantages or benefits of any kind that constitute illegal practice and/or corruption, whether directly or indirectly as to the subject matter of this Agreement, they and shall also ensure that their directors, managers, employees, service providers, including their subcontractors and agents, act in the same way.

14.3  The Parties shall maintain their books and/or Digital Accounting Bookkeeping (ECD), records and accounting documents with details and precision sufficiently adequate to reflect the transactions clearly and unambiguously and funds related to this Agreement.

14.4 The Parties mutually ensure each other that they adopt anticorruption policies, processes and procedures in order to guarantee due compliance with the Brazilian and international laws, regulations and normative provisions to which they are subject, with the purpose of combating corruption, bribery and the practice of acts harmful to the Government.

14.5 In the event that on the Parties becomes involved in inquiries or administrative or judicial proceedings due to the practice of corruption, bribery and/or the practice of acts detrimental to the Government during or in relation to performance of this Agreement, the Party that causes said situation shall assume the respective burden, and shall also present the documents that may assist the other Party in its defense.

14.6 For purposes of this section, there will be not contractual breach when the involvement of any of the Parties in a situation related to the practice of corruption, bribery and/or the practice of acts harmful to the Government is notorious and of public knowledge at the time of execution of this Agreement.

SECTION FIFTEEN - SOCIAL AND ENVIRONMENTAL ASPECT

15.1  Each Party represents to the other Party that: (a) it is vested with all powers and authority to assume and fulfill the obligations set forth herein and to consummate the transactions contemplated herein; and (b) the formalization and performance of this Agreement does not imply a breach of any applicable third-party right, law or regulation, or also a violation, breach or default of any contract, instrument or document to which it is a party or by which it any of its assets is linked and/or affected, nor does it depend on obtaining any authorization under any agreement, instrument or document to which it is a party or by which any or any of its assets is linked and/or affected.

15.2 The Parties represent and warrant to each other that they:

a.	exercise their activities in accordance with the legislation in force applicable to them, and that they hold the necessary approvals for execution of this Agreement and compliance with the obligations provided for therein;
b.	do not use illegal labor and will not use forced or child labor, either directly or indirectly, through their respective suppliers of products and services;

c.	do not employ children under eighteen (18) years of age, including minor apprentices, in places that are harmful to their education, to their physical, psychological, moral and social development, as well as in dangerous or unhealthy places and services, at times that do not allow them to attend school, and, also, in night shifts, understood as the period between 10 p.m. and 5 a.m.;
d.	do not adopt practices related to activities that imply criminal profit from prostitution or sexual exploitation of vulnerable people;
e.	do not engage in negative discrimination practices and limit access to the employment relationship or maintenance thereof, such as, for example, those motivated by: gender, origin, race, skin color, physical condition, religion, marital status, age, family situation or pregnancy; and
f.	agree to protect and preserve the environment, as well as to prevent and eradicate practices that are harmful to the environment, carrying out their activities in compliance with the applicable law with respect to the National Policy on the Environment and Environmental Crimes, as well as with the legal, normative and administrative acts related to the environmental and related areas issued on the Federal, State and Municipal levels.

SECTION SIXTEEN - DATA PROTECTION

16.1. The Parties are aware of and represent that they will fully comply, on their account and on account of their members, managers, representatives and employees, as well as require compliance by third parties hired by them with the provisions of Law 13.709/2018 - General Data Protection Law - LGPD.

16.2. None of the Parties may change the purpose for use and processing of the data/information obtained hereunder, it being understood that any information shall be granted treatment compatible with the purpose for which it is designed.

16.3. The Parties represent that they use technical and administrative measures capable of protecting the data and information obtained hereunder, in order to protect it from unauthorized access.

16.4. The Parties agree to guarantee the classification of the data shared between them and compliance with the legal or regulatory obligations that are incumbent upon them.

16.5. The Parties agree to process the personal data to which they have access, with the sole purpose of achieving the Purpose, always in accordance with the criteria, requirements and specifications provided for in the Agreement, without the possibility of using such data for a different purpose.

16.6. The Parties agree not to disclose to third parties the personal data to which they have been granted access, except with prior and express authorization from the Disclosing Party.

16.7. The Parties agree to grant strict confidential treatment to all personal data and information entrusted to them.

SECTION SEVENTEEN - GENERAL PROVISIONS

17.1 In the event that one or more provisions of this Agreement are found to be invalid, illegal or unenforceable, the other provisions shall not be adversely affected, and the Parties shall negotiate to replace that provision with another with the same economic effect and application.

17.2 This Agreement is irrevocably and irreversibly executed, and it shall produce effects between the Parties and their respective successors.

17.3  This Agreement represents the full and entire agreement between the Parties, jointly with the bank correspondent agreement, and it may neither be modified nor amended without the prior and express written consent of the legal representatives of the Parties or their respective successors, it being understood that the transfer, subcontracting, wholly or in part, of the results of this Agreement, as well as the assignment of the rights and obligations hereunder without the written consent of the other Party are prohibited.

17.4  The Parties expressly acknowledge that: (a) full compliance of the obligations agreed hereunder is of fundamental importance for the balance of this Agreement and (b) the terms and conditions provided for herein are fair and reasonable and have been agreed in accordance with the principles of probity and good faith.

17.5 This Agreement does not create any labor, corporate, tax or any other relationship between the Parties, and each Party shall remain solely responsible for its obligations, pursuant to the provisions of the applicable law.

17.6 This Agreement shall prevail over any other documents that may be signed between the Parties. If there is a conflict between the provisions of this Agreement and those set forth in any of its Supplements, Exhibits or Proposals, this Agreement shall prevail.

17.7 The modification of any clause or condition defined in this Agreement, including the definition of limits and/or exceptions of any nature not expressly mentioned herein shall only be valid if stipulated in a Contractual Amendment signed by the legal representatives of both Parties.

17.8 Any tolerance by one of the Parties with respect to the noncompliance or nonperformance of any clause or condition by the other party shall be a mere liberality, and it shall not imply novation or waiver of the right to require full compliance with the obligations agreed hereunder.

17.9 This instrument replaces any covenants, whether written or oral, previously reached by the Parties in relation to the subject matter hereof, and PicPay fives Original full and irrevocable release in relation to such adjustments.

17.10  Without prejudice to the possibility of contractual termination due to involuntary nonperformance, neither Party shall be deemed in default, nor shall it be liable to the other Party for failures in the performance of its obligations hereunder insofar as such noncompliance exclusively and provenly results from an event beyond its control, act of God or force majeure, or even an act or omission attributable solely to the other Party.

17.11 In the event of conflict between this agreement and the bank correspondence agreement, the bank correspondence agreement shall prevail.

IN WITNESS WHEREOF, the Parties execute this instrument in two (2) counterparts of equal content and form, before two (2) witnesses.

São Paulo, March 1, 2021.

DocuSigned by:	DocuSigned by:

/s/ Edilson Pereira Jardim	/s/ Carlos Rudnei Dutz

BANCO ORIGINAL S.A.

DocuSigned by:	DocuSigned by:

/s/ Anderson Andrade Chamon do Carmo	/s/ José Antonio Batista Costa

PICPAY SERVIÇOS S.A.

Witnesses:

/s/ Alessandra Almeida Machado	/s/ Hyde de Melo Gomes Silva
Name: Alessandra Almeida Machado	Name: Hyde de Melo Gomes Silva
Identity Card (RG): 276235897	Identity Card (RG): 389037576

EXHIBIT I - PAYMENT API

1. Considerations: Original shall monthly remunerate PicPay for provision of the services involving receipts of payment slips or consumption bills made using the Payment API, pursuant to the table below:

Per banking payment slips paid through the PAYMENT API	Per consumption or tax bill paid through the PAYMENT API

ten cents of Real (R$0.10)	five cents of Real (R$0.05)

2. Calculation and Form of Payment: By the last business day of each month, PicPay shall forward to Original the report containing the amount of all payments of payment slips and/or consumption bills made by the users of the PicPay Application, jointly with the Debit Note. Original shall, in turn, analyze the amounts and, if they are in accordance with the report and the internal validation basis, shall pay the amount set forth in the Debit Note to PicPay within ten (10) business days.

2.1. The payments/transfers shall be made by means of credit to a checking account indicated in writing by Original, upon issue of the respective Debit Note.

3. The pricing may be renegotiated at any time, by mutual agreement between the Parties, taking into account, in particular, the conditions and dynamics of the contractual relationship, upon execution of an amendment to this Agreement.

EXHIBIT II – WIRE TRANSFER REMITTANCE API

1. Consideration: PicPay shall pay to Original forty-two cents of Real (R$0.42) per Wire Transfer carried out using the WIRE TRANSFER REMITTANCE API, which shall enable PicPay to provide the services of remittance of transfer of amounts between accounts to its users through the Application.

2. Calculation and Form of Payment: Original shall send to PicPay, by the third (3rd) business day of the following month, a report containing all Wore Transfers made/sent, through the WIRE TRANSFER REMITTANCE API, by the users of the Application, jointly with a Debit Note for payment of the amount due, calculated according to the tables above. PicPay shall, in turn, analyze the amounts and, if they are in accordance with the report and the internal validation basis, it shall pay the amount set forth in the Debit Note to Original within ten (10) business days.

2.1. The payments/transfers shall be made by means of credit to a checking account indicated in writing by Original, upon issuance of the respective Debit Note.

EXHIBIT III – BALANCE/STATEMENT API

1. Consideration: There shall be no consideration for the use of the BALANCE STATEMENT API. The Parties may choose to define considerations for use of this API by means of an amendment to this Agreement.

EXHIBIT IV – CREDIT WORTHINESS API

1. Consideration: There will be no consideration for the use of CREDIT WORTHINESS API. The Parties may choose to define considerations for use of this API by means of an amendment to this Agreement.

EXHIBIT V – PAYMENT SLIP ISSUE API

1. Consideration: PicPay shall pay Original fifty cents of Real (R$0.50) per payment slips registered with CIP through the PAYMENT SLIP ISSUE API, in addition to the amounts set forth in the table below, for settlement of the payment slips generated through the PAYMENT SLIP ISSUE API (interbank tariffs):

Up to 30% of receipts in a bank correspondent	Seventy-five cents of Real (R$0.75) per payment slip

From 31% to 45% of receipts in a bank correspondent:	Eighty cents of Real (R$0.80) per payment slip

Above 45% of receipts in a bank correspondent	Eighty-five cents of Real (R$0.85) per payment slip

2. Calculation and Form of Payment: Original shall send to PicPay, by the third (3rd) business day of the following month, a report containing the issues registered with the CIP and the settlements made through the PAYMENT SLIP ISSUE API, jointly with a Debit Note for payment of the amount due, calculated pursuant to the above tables. PicPay shall, in turn, analyze the amounts and, if they are in accordance with the report and the internal validation basis, it shall pay the amount set forth in the Debit Note to Original within ten (10) business days.

2.1. The payments/transfers shall be made by means of credit to a checking account indicated in writing by Original, upon issuance of the respective Debit Note.

3. The pricing may be renegotiated at any time, by mutual agreement between the Parties, taking into account, in particular, the conditions and dynamics of the contractual relationship, upon execution of an amendment to this Agreement.

EXHIBIT VI - WIRE TRANSFER RECEIPT API

1. Consideration: There will be no consideration for use of the WIRE TRANSFER RECEIPT API. The Parties may choose to define considerations for the use of this API by means of an amendment to the Agreement.

EXHIBIT VII – LOAN API

1. Consideration: There will be no consideration for the use of the LOAN API. The Parties may choose to define considerations for use of this API by means of an amendment to the Agreement.